November 14, 2006

Legg Mason Partners Investment Trust

125 Broad Street

New York, New York 10004

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Legg Mason Partners Investment Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Legg Mason Partners Large Cap Growth Fund (the “Acquiring Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about November 14, 2006 (the “Amendment”), with respect to the Acquiring Fund’s Class A, Class B and Class C shares of beneficial interest (the “Shares”) to be issued in exchange for the assets of Legg Mason Partners Technology Fund, a series of Legg Mason Partners Sector Series, Inc., a Maryland corporation, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Amendment.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s First Amended and Restated Master Trust Agreement dated February 28, 1998 and each amendment thereto filed with the Secretary of the Commonwealth (the “Declaration”);

(c) a copy of the Trust’s Amendment No. 11 to the Declaration dated as of April 29, 2004, as filed with the Secretary of the Commonwealth of Massachusetts on May 5, 2004 and Amendment No. 13 to the Declaration dated as of March 31, 2006, as filed with the Secretary of the Commonwealth of Massachusetts on April 5, 2006, and as executed by the Assistant Secretary of the Trust (collectively, the “Designation”);

Legg Mason Partners Investment Trust

Willkie Farr & Gallagher LLP

November 14, 2006

(d) a certificate executed by the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), the Designation and the resolutions adopted by the Trustees of the Trust at a meeting held on June 28, 2006, authorizing the Reorganization and the issuance of the Shares on behalf of the Acquiring Fund (the “Resolutions”);

(e) a printer’s proof, received on August 25, 2006 of the Registration Statement; and

(f) copies of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund in the form included as Appendix A to the draft Registration Statement referred to in paragraph (e) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer’s proof referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copies referred to in paragraph (f) above. We note that the resolutions adopted at the meeting of Trustees of the Trust held on June 28, 2006, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be incorporated into minutes of such meeting and will be finalized and approved by the Trust’s Trustees prior to the issuance of the Shares in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Declaration, the Designation, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts

Legg Mason Partners Investment Trust

Willkie Farr & Gallagher LLP

November 14, 2006

(other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP